PROMISSORY NOTE

$60,000.00 Canadian	Calgary, Alberta	As of October 1, 2001
and November 1, 2001

             Subject to the terms and conditions hereof, Banyan Corporation, an Oregon corporation (“Banyan”) promises to pay to the order of Eva Gelmon (“Note Holder”), at Suite 207, 5005 Elbow, Drive S.W., Calgary, Alberta, Canada T2S 2T6 or at such other place as Note Holder may designate in writing sixty thousand and no/100 dollars ($60,000.00) in lawful money of the Commonwealth of Canada, payable in one installment of principal plus simple interest at the rate of ten percent (10.00%) per annum) on April 30, 2005. This promissory note is issued with respect to two advances to Banyan by or on behalf of Note Holder of thirty thousand and no/100 dollars Canadian on or about October 1, 2001 and November 1, 2001.

             Banyan may prepay the principal amount outstanding under this Promissory Note, in whole or in part, at any time without penalty. Any partial prepayment of principal hereunder shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

             It is agreed that if this Note is not paid when due or declared due hereunder, the entire principal and accrued interest thereon shall draw interest at the rate of ten percent (10.00%) per annum, and that failure to make any payment of principal or interest when due or any default under any encumbrance or agreement securing this Note shall cause the whole Note to become due at once, or the interest to be counted as principal, at the option of the holder of the Note. Banyan waives presentment for payment, protest, notice of non-payment and of protest, and agrees to any extension of time of payment and partial payments before, at or after maturity. If this Note or interest thereon is not paid when due, or suit is brought, the parties agree to pay the prevailing party all reasonable costs of collection, including a reasonable amount for attorney’s fees.

BANYAN CORPORATION

_____________________________
Michael Gelmon,
Chief Executive Officer